Exhibit 10.21

EMPLOYMENT AGREEMENT

(Michael Porche)

EMPLOYMENT AGREEMENT (the “Agreement”) dated December 18, 2003 by and between Distribution Services, Inc. (“DSI”), a subsidiary of American Media Operations, Inc. (collectively referred to herein as the “Company” or “AMI”) and Michael Porche (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an Agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment: Executive Representation.

a. Employment Term. The Company shall employ Executive for a period of five (5) years commencing on December 22, 2003 (the “Effective Time”) and ending on December 21, 2008 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

b. Executive Representation. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and the Company, the delivery of this Agreement by Executive to the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment Agreement or other Agreement or policy to which Executive is a party or otherwise bound.

c. Prior Agreements. This Agreement supercedes all prior Agreements and understandings (including verbal Agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, including, but not limited to, the Employment Agreement between Executive and the Company entered into in December, 2000, and any and all other Employment Agreements entered into by and between Executive and the Company and/or any of its affiliate, related, parent, sister or subsidiary corporations (collectively, the “Prior Agreements”).

2. Position.

a. During Executive’s employment by the Company, Executive shall serve as the President/Chief Executive Officer of the Company’s subsidiary, Distribution Services, Inc. (“DSI”) (subject to change at the discretion of the Company’s President and CEO). In such position, Executive shall report directly to the Company’s President and Chief Executive Officer (or to such other person designated by the Company’s Chief Executive Officer) and shall have such duties and authority as shall be determined from time to time by the President/Chief Executive Officer of the Company.

b. During Executive’s employment with the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior consent of the Company’s Chief Executive Officer.

c. If Executive is required to move at the request of the Company, the Executive will be reimbursed for reasonable (pre-approved) moving expenses, such as, the moving of personal household items, the moving of two personal automobiles, house hunting trip, etc. The move must be at the request of the Company due to the fact that Executive’s principal office is relocated outside of Palm Beach County, Florida.

3. Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $325,000.00 (Three Hundred Twenty Five Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company’s usual payment practices.

4. Annual Bonus. With respect to each full fiscal year of DSI during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of up to $175,000.00 (One Hundred Seventy Thousand Dollars and Zero Cents) (the “Target Bonus”), based upon the achievement by DSI of an annual EBITDA target established by the Company’s Chief Executive Officer.

5. Employee Benefits. During Executive’s employment with the Company, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other similarly situated employees of the Company. Executive shall be provided with a Company vehicle to use.

6. Equity Arrangements.

a. Equity. Executive currently has Class A and Class B Units of the Parent Company.

b. Profit Participation. Upon execution and delivery of the Subscription Agreement, Executive shall be entitled to an additional profit participation in the Parent in a percentage determined by the Company, which shall be represented by an additional 120 New Class B Units of the Parent. The New Class B Units will be subject to the terms and conditions of the Subscription Agreement.

7. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. If Executive’s employment is terminated by the Company, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) in accordance with Company policy, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

E) severance pay in the amount of twelve (12) months of base salary, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in twelve (12) equal monthly installments, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Executive will be required to execute the Company’s form Separation and Release of Claims Agreement in order to be eligible to receive the severance pay described above. “Cause” shall mean (i) Executive’s continued failure or refusal to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (v) Executive’s breach of any provision of this agreement, including the attached addendum (vi) Executive’s unsatisfactory job performance.

F) Expiration of the Employment Term. Upon expiration of the Employment Term, unless Executive’s employment is earlier terminated pursuant to the above, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of the expiration of the Employment Term, except as set forth above, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

G) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will, for any reason or for no reason and at any time, by either Executive or the Company; provided that the provisions of Section 7 and Exhibit A (Confidentiality/Non Compete Addendum) of this Agreement shall survive any termination of this Agreement or Executive’ s termination of employment and provided further that Executive shall provide Company with at least thirty (30) days advance written notice of resignation.

Following such termination of Executive’s employment, except as set forth in this Section 6, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

8. Confidentiality. Concurrent with the execution of this Agreement by Executive, Executive shall execute and deliver to Company, Exhibit “A,” entitled Confidentiality/Non Compete Addendum, which is attached hereto and made a part hereof.

9. Miscellaneous.

a. Governing Law and Exclusive Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of laws and principles. The parties agree that any suit, under, in connection with, or in any way related to this Agreement shall only be brought in the state courts located in Palm Beach County or in the US District Court for the Southern District of Florida.

b. Entire Agreement/Amendments. This Agreement and Exhibit “A” hereto contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to an affiliate or related corporation of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement and provided further that if this Agreement is not expressly assumed, the Company is responsible for all terms contained within.

f. Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

To the attention of the Company’s Senior Vice President, Human Resources and Administration at the principal corporate headquarters of the Company.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Mitigation. Executive shall be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, provided that such other employment does not violate any terms or conditions of this Agreement.

Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates from the date Executive’s employment hereunder is terminated until the scheduled expiration of the Employment Term (determined as if Executive’s employment had not been terminated), the amounts paid to Executive during such period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other compensation (whether in cash or in kind) earned by Executive during such period as a result of Executive’s performing such services (regardless of when such earned amounts are actually paid to Executive).

i. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement or Exhibit “A” would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

j. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

k. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

l. Survival. Notwithstanding any termination/expiration of the Agreement, all rights and obligations hereunder which by their nature should survive termination/expiration, shall survive.

10. Advice of Counsel. In entering into this Agreement, Executive represents that he has had an opportunity to seek, and has sought the legal advice of his attorney, an attorney of his own choice and that the terms of this Agreement have been completely read and explained by his attorney, and that those terms are fully understood and voluntarily accepted by Executive.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Pecker
David Pecker

	/s/ Michael Porche	2/3/2004
	Michael Porche	Date

EXHIBIT “A”

Confidentiality / Non-Compete Addendum

1. For purposes of this Addendum, the term “Confidential Information” is defined to mean any non-public information (including any and all information that becomes public by your actions or actions of persons obtaining access to information directly or indirectly from or through Executive) related to the Company (as such term is defined in the Employment Agreement) and its related and/or affiliated corporations (hereinafter the “Company” or “AMI”), its business, finance or proprietary information, including but not limited to information regarding its officers and employees, its data, statistics, business plans, records, trade secrets, business secrets, operational methods, customer lists, concepts, ideas, policies and/ or any other information regarding the Company’s property or data, whether tangible or intangible, and whether or how stored, compiled or memorized physically, electronically, photographically, or by any other means, and specifically including, without limitation, AMI proprietary system designs and programs and information of any kind, AMI system specifications and AMI operational methodologies.

2. Executive (as such term is defined in the Employment Agreement) acknowledges that Confidential Information is proprietary to, and a valuable asset of, the Company and that any disclosure or unauthorized use thereof in violation of this Addendum will cause irreparable harm and loss.

3. Executive shall retain any Confidential Information in strictest confidence and shall not at any time, whether during or after Executive’s term of employment with Company, use, exploit or disclose or permit the use, exploitation or disclosure of any Confidential Information obtained from the Company and/or AMI’s Employees unless otherwise required by law. Executive covenants and agrees that he shall not, either directly or indirectly, publish or disclose any Confidential Information subject to this Addendum or use such Confidential Information for the benefit of himself, another party or any third parties, without the prior written consent of the President of the Company. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

4. Upon termination of employment or demand by the Company, Executive shall immediately deliver to AMI without retaining copies thereof, any and all Confidential Information and derivations thereof in his possession or control, including but not limited to, all notes, analyses, compilations, studies, interpretations, and other documents, including but not limited to, photographic, video or electronic documents and recordings.

5. Executive shall not, without the prior written consent of the President of the Company, make any public statement, announcement or release to any person or entity, including, but not limited to, trade publications, the press, any competitor of the Company, customer, or any other third party, disclosing or relating to any Confidential Information, except as may be necessary to comply with the requirements of any applicable law, governmental order or regulation in connection therewith (“Governmental Disclosure”). Prior to any Governmental Disclosure, Executive shall comply with Section 6 hereto. Executive agrees that he will not discuss with the media any aspect of his employment with the Company and will not write, speak, or give interviews, either directly or indirectly, on or off the record about his work at the Company, including without limitation, facts and information he has learned during his employment about the Company and his assignments, for purposes of publication in any way, directly or indirectly, without prior written approval by the President of the Company.

6. In the event that Executive is requested or required to disclose any Confidential Information subject to this Addendum in a legal or regulatory proceeding, Executive shall provide AMI with prompt written notice of any such request or requirements in order to provide AMI an opportunity to seek a protective order or other appropriate remedy. Executive agrees to cooperate with AMI and its counsel, in any effort to prevent such disclosure of the Confidential Information.

7. While employed and for a period of one (1) year following Executive’s termination of employment for any reason, Executive shall not, in any manner, attempt to solicit or solicit any employee or customer of AMI, its affiliates, subsidiaries, parent or related companies or successors or assigns, including but not limited to Distribution Services, Inc. (“DSI”) with any offer of employment or consultancy, or hire, retain, engage or otherwise employ or utilize the services of any such employee or customer of AMI or DSI, or their affiliates, subsidiaries, parent or related companies or their successors or assigns. In addition, for a period of one (1) year following Executive’s termination of employment for any reason, Executive shall not, in any manner, directly or indirectly, solicit or encourage to cease to work with the Company or any of its affiliates any consultant then under contract with the Company.

8. Executive agrees that during the term of his employment with AMI and for the period of twelve (12) months following Executive’s voluntary termination of employment or for the period of twelve (12) months following the Executive’s involuntary termination of employment (if Executive receives severance payments) or for three (3) months following Executive’s involuntary termination of employment (if Executive does not receive severance payments), he will not engage in any relationship, directly or indirectly, including but not limited to, advising, being compensated in any way by, being employed by, permitting his name to be associated with or used by, or consulting, with any Prohibited Business (as hereinafter defined) within the United States of America or Canada. For purposes of this agreement “Prohibited Business” means any business which is in any way involved in the publishing, production, pre-press, marketing, racking, or servicing of products similar to those produced or serviced by AMI. Executive further agrees that he will not interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, member or investors of the Company or its affiliates. Executive acknowledges that AMI’s products and services are marketed throughout the United States of America, Canada and elsewhere, and that therefore a restriction to the geographic area of the United States of America and Canada is reasonable with regard to AMI’s business plans and the market for its products and services. In the event that the term of Executive’s Employment Agreement expires and Executive becomes an employee at will under terms and conditions similar to those contained in his Employment Agreement, and if Executive’s employment is terminated, while Executive is an employee at will, Executive will additionally be bound by the terms of this Paragraph for a period of twelve (12) months, provided that AMI compensates Employee in the amount of $27,083.33 (Twenty Seven Thousand Eighty Three Dollars and Thirty Three Cents) per month (“Severance”) for the twelve-month non-competition period. If Executive does not comply with the terms contained herein. AMI shall not be obligated to pay Executive Severance. AMI agrees to pay the greater of the Severance described above, or AMI’s Severance program in effect at the time of termination of employment during the twelve (12) month non-competition period. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

9. Executive acknowledges that the restrictions and conditions set forth in this Addendum are essential to AMI’s execution of Executive’s Employment Agreement, without which, AMI would not have entered into this agreement. Executive expressly acknowledges that the restrictions set forth in this Addendum are reasonable and valid.

10. Executive agrees that he will make no statements about the Company, its officers or employees that are intended to, or may reasonably be expected to disparage or impugn them or to otherwise make any statement that will adversely affect the reputation of the Company, its officers or employees or otherwise disrupt, damage, impair or interfere with the Company or its operations or business prospects.

11. Executive acknowledges that a breach of any of the terms, covenants or conditions contained in this Addendum by Executive and/or those under his control will result in irreparable damage to AMI and that such damage will be presumed to have occurred. In the event of such breach or threatened breach, AMI shall be entitled, without the necessity of posting any bond, to appropriate injunctive relief in any court of competent jurisdiction, restraining Executive and/or those under his control from any such threatened or actual violation of the provisions of this Addendum. Executive acknowledges that he will also be liable for any actual damages experienced by AMI in the event of a breach. Additionally, if a breach of the promises in this Addendum is demonstrated, Executive agrees to pay the attorney’s fees, costs and expenses incurred by AMI as a result of such breach. Specifically and unless stated otherwise, all remedies provided for in this Addendum shall be cumulative and in addition to and not in lieu of any other remedies available to AMI at law, in equity, or otherwise.

12. Nothing contained in this Addendum shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information disclosed.

13. No delay or omission by AMI to exercise any right or power occurring upon any noncompliance or default by Executive with respect to any of the terms of this Addendum shall impair any such right or power or be construed to be a waiver thereof. A waiver by AMI of any covenants, conditions, or agreements to be performed by Executive shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

14. The provisions of this Addendum shall survive termination/expiration of the Agreement.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Pecker	By:	/s/ Michael Porche
	David Pecker		Michael Porche

Its:	President and CEO

Date: 2/9/2004		Date: 2/3/2004